EXHIBIT 99.5

FORM OF BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS BY BENEFICIAL OWNER

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the offering of nontransferable rights (the “Rights”) to subscribe for and purchase shares of common stock (“Common Stock”) and investment units of Tully’s Coffee Corporation (the “Company”).

This document will instruct you whether to exercise Rights with respect to the shares of Common Stock held or formerly held by you for the account of the undersigned. Any exercise of Rights is subject to the terms and conditions set forth in the Company’s prospectus dated January 11, 2005 (the “Prospectus”) and the related “Instructions as to the Use of Tully’s Coffee Corporation Subscription Agreements.” By instructing us to subscribe for shares of Common Stock or investment units of the Company, you are affirmatively waiving, and releasing the Company from, any rights or claims you may have related to preemptive rights you may have held from February 1994 through October 1999. Capitalized terms not defined herein shall have the meanings given to them in the Prospectus.

Box 1 ☐ Please do not exercise Rights.	Box 2 ☐ Please exercise Rights as set forth below.

	A	B	C	D	E	F	G	H
			Complete column C and D if any subscription entered in column B
			Treatment of Primary Subscription Shortfalls, if any	Treatment of Primary Subscription Overages, if any
Offering segment in the rights offering	Beneficial owner’s Approximate Primary Rights shares and Investment Units*	Number of shares / Investment Units (if any) that beneficial owner wishes to subscribe for under Primary Rights (not more than Approximate Primary Rights shares / Investment Units from column A)	Enter “full” if beneficial owner wants to subscribe for more shares under a Primary Subscription Shortfall, otherwise enter “no” (see Note 1 below).	Enter “subscribe” if beneficial owner wants to subscribe for more shares under a Primary Subscription Overage, otherwise enter “refund” (see Note 2 below).	Additional shares and/or Investment Units that beneficial owner wish to purchase under Under-Subscription Privileges	Total shares and/or Investment Units that beneficial owner wishes to subscribe for under Primary Rights and Under- Subscription Privileges (column B plus column E)	Purchase price applicable to shares / Investment Units	Purchase price for total shares and/or Investment Units that beneficial owner wishes to subscribe for under Primary Rights and Under- Subscription Privileges (column F multiplied times column G)
1 - Common Stock							$0.333	$
2 - Common Stock							$1.50	$
3 - Common Stock							$1.75	$
4 - Common Stock							$2.25	$
5 - Investment Units							$10.00	$

							Beneficial Owner’s Total Subscription Payment	$

*	Information provided by the Company (see the table below)

Notes Regarding Instructions by Beneficial Owner:

1. See “The Rights Offering - Primary Subscription Shortfall” on page 26 of the Prospectus. If the beneficial owner has fully subscribed for the applicable Adjusted Primary Rights shares or Adjusted Primary Rights investment units for any of the offering segments, and the Company computes that the beneficial owner’s Adjusted Primary Rights shares or Adjusted Primary Rights investment units for that offering segment are more than the beneficial owner’s subscription, the beneficial owner can automatically subscribe and be billed for the remaining securities if the beneficial owner indicates “Full” for the applicable offering segment in column C. Otherwise, the beneficial owner should enter “No” in column C. If the beneficial owner enters nothing in column C, we and the Company will assume the beneficial owner’s entry is “No.”

2. See “The Rights Offering - Primary Subscription Overage” on page 26 of the Prospectus. If the Company computes that the beneficial owner’s Adjusted Primary Rights shares or Adjusted Primary Rights investment units are less than the beneficial owner’s subscription for that offering segment, the Company will either refund the purchase price for the excess shares or investment units (if the beneficial owner indicates “Refund” in column D), or the beneficial owner can elect to subscribe for such excess shares or investment units under the beneficial owner’s Under-Subscription Privileges by indicating “Subscribe” for the applicable offering segment in column D. If the beneficial owner enters nothing in column D, we and the Company will assume the beneficial owner’s entry is “Refund.”

3. A beneficial owner who is eligible for Under-Subscription Privileges but who is not entitled to any Primary Rights should only enter information, if any, in columns E through H.

Computation of Approximate Primary Rights

The Company has computed your Approximate Rights (if any) as shown in the table below (for additional information about the calculation of Approximate Rights, see “The Rights Offering” on page 25 of the Prospectus). Fractional shares of Common Stock or Investment Units have been rounded up to the nearest whole share or Investment Unit.

Offering segment in the Rights Offering	Purchase price applicable to shares / Investment Units	Beneficial owner’s Approximate Primary Rights shares and Investment Units (before deducting shares and Investment Units purchased by shareholder in that offering)*	Less shares /Investment Units purchased by shareholder in that offering*	Beneficial owner’s Approximate Primary Rights shares and Investment Units offered under Primary Rights*	Purchase price for Approximate Primary Rights shares and Investment Units if subscribed for by beneficial owner*
1 - Common Stock	$0.333
2 - Common Stock	$1.50
3 - Common Stock	$1.75
4 - Common Stock	$2.25
5 - Investment Units	$10.00
		* Information provided by the Company.		Combined Total

Box 3 ☐ Payment in the following amount is enclosed: $

Box 4 ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account:
Account Number:
Amount to be Deducted:

By signing below, I am hereby

•	waiving and

•	releasing Tully’s Coffee Corporation and its successors, affiliates, assigns, sureties, guarantors, officers, directors, employees, agents, and insurers from and against,

any and all rights, claims, suits, or actions for any loss or damage of any kind or nature arising out of or related to any preemptive rights, or denial thereof, arising from offerings of equity securities of Tully’s Coffee Corporation from February 1994 through October 1999.

Signature	Date

Signature (if held jointly)	Date

Please type or print name(s) below: